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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b).

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person*

   Mehta                Bharat                     M.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Genta Incorporated,
   Two Connell Drive
--------------------------------------------------------------------------------
                                    (Street)

   Berkeley Heights       NJ                    07922
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   May 2002
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

                           VP Manufacturing Operations
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.
                                2.               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                Transaction      Code         ----------------------------    Owned at End   (D) or    Indirect
1.                              Date             (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security               ---------------  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             and 4)         (Instr. 4)(Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB control number.
                                 SEC1474 (3-99)

FORM 4 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            of      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $10.00   5/28/02   A                     5/28/03  5/28/12  Common    60,000           60,000     D
Common Stock (1)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses

(1) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


/s/ Bharat M. Mehta                                        June 7, 2002
- ---------------------------------------------            -----------------
** Signature of Reporting Person                           Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.